EXHIBIT 3


              FIRST AMENDMENT TO AGREEMENT BETWEEN
 McM ACQUISITION CORPORATION AND THE WILMINGTON TRUST COMPANY


       THIS FIRST AMENDMENT TO AGREEMENT is entered into this 24th day of January, 1997, by McM Acquisition Corporation, a North Carolina corporation with its principal offices and place of business in Raleigh, North Carolina ("MAC") and the Wilmington Trust Company (solely in its capacity as Trustee of the McMillen Trust), a Delaware corporation with its principal offices and place of business in Wilmington, Delaware (the "Trustee").

                       R E C I T A L S:

       WHEREAS, the parties entered into an Agreement dated
November 22, 1996 (the "Agreement") concerning the stock of McM
Corporation ("McM"); and

       WHEREAS, representatives of MAC have met with McM and, pursuant to Section 1 of the Agreement and together with the Trustee, presented a draft Agreement of Merger between McM and MAC to the Board of Directors of McM; and

       WHEREAS, the McM Board has declined to agree to enter into the proposed Agreement of Merger, citing certain closing conditions contained therein; and

       WHEREAS, the Trust wants MAC to continue to do its due diligence investigation and analysis of possible financing in connection with the transaction contemplated by the Agreement;
and

       WHEREAS, MAC is unwilling to undertake its additional due diligence investigation and financing investigations without further assurances from the Trustee concerning the shares of McM stock held by the Trustee.

       NOW, THEREFORE, in consideration of the premises, the Agreement, the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

       1. Conditions Precedent. Section 1(c)(xi) is hereby amended so that the reference to "June 30, 1997" is changed to "March 1, 1998".

       2.    Plan Adoption and Approval.  Section 2 of the
Agreement is hereby amended so as to add the following sentence at the end:

       "The Trustee further agrees that in the event of a tender offer for the common stock of McM made by MAC for cash consideration greater than or equal to $6.20 per share, the Trustee will tender its shares to MAC."

       3.    Third Party Negotiations.  The first sentence of
Section 3 of the Agreement is hereby amended and restated as follows:

       "The Trustee agrees not to solicit other offers for its McM stock, not to involve itself in any discussions regarding the sale or transfer of its McM stock with any party other than MAC, not to vote its shares in favor of any merger, consolidation or share exchange involving McM other than the Merger, and not to sell any of its shares of McM stock to any third party prior to expiration of the Option Period (as defined below)."

Section 3 of the Agreement is hereby amended so that the reference to "June 30, 1997" is changed to "March 1, 1998".

       4. The Trustee's Representations and Warranties. Section 5(b) of the Agreement is amended by deleting the phrase "Except for approval of this Agreement by the Delaware Chancery Court."
The Trustee hereby reconfirms the representations and warranties in Section 5 of the Agreement as of the date hereof.

       5. Termination. Section 9(a) of the Agreement is hereby amended and restated as follows: "Failure of the McM Board of Directors to adopt the Plan during the Option Period." Section 9(b) of the Agreement is hereby amended so that the reference to "June 30, 1997" is changed to "March 1, 1998".

       6. Fees and Commissions. Section 12 of the Agreement is amended to add the words "Berwind Corporation" after both references to "PaineWebber, Incorporated."

       7. Option to Purchase Shares. The Trustee hereby grants to MAC an option to purchase all of its shares of common stock of McM at any time prior to March 1, 1998 (the "Option Period").
The exercise price under the option will be $6.20 per share. The Option may be exercised on three days written notice from MAC to the Trustee specifying its intent to exercise the Option and the time and place of closing. Payment for the shares will be by certified check or wire transfer. The Trustee shall deliver certificates representing the shares, duly endorsed by the Trustee, to MAC.

       The option granted in this Section shall apply to the shares of McM common stock now held by the Trustee, any shares or voting securities which may be substituted therefor by reason of any recapitalization, reorganization, merger or consolidation of McM, and any shares issued as a share dividend. In the event of any such recapitalization, reorganization, merger, consolidation or share dividend, the option price will be equitably adjusted.

       8. No Further Amendment. Except as expressly provided herein, the Agreement remains in full force and effect.

       9. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings given them in the Agreement.

      IN WITNESS WHEREOF, the parties have executed this First
Amendment to Agreement as of the date first above written.

                           McMILLEN TRUST

                           Wilmington Trust Company as Trustee

                           By:
                           Title:




                           McM ACQUISITION CORPORATION


                           By: /s/ M. Roland Britt
                               M. Roland Britt, President